Exhibit 99.01

Planet Payment

Announces Second Quarter 2015 Results

Second quarter revenue increased 7%

LONG BEACH, N.Y., August 4, 2015 — Planet Payment, Inc. (NASDAQ:PLPM), a leading provider of international payment and transaction processing and multi-currency processing services, today announced its results for the second quarter ended June  30, 2015.

Financial Highlights for the Second Quarter Ended June 30, 2015

•	Net revenue for the quarter was $12.7 million compared to $11.9 million for 2014.
•	Net income for the quarter was $1.9 million compared to $1.5 million for 2014.
•	Adjusted EBITDA for the quarter was $2.9 million compared to $2.8 million for 2014.
•	Total settled dollar volume processed for the quarter was $2.4 billion compared to $1.7 billion for 2014.
•	Total settled transactions processed for the quarter was 41.6 million compared to 27.0 million for 2014.

Refer to Table 1 for reconciliation of net income to Adjusted EBITDA and Table 2 for explanation of key metrics.

Operational Highlights for the Second Quarter Ended June 30, 2015

•	Rollout of DCC at ATMs to ScotiaBank’s entire network of ATMs in Mexico.
•	Announcement of Pay in Your Currency® with CIMB Bank in Malaysia.
•	Launch of Pay in Your Currency® for eCommerce with Absa and CyberSource in South Africa.
•	Continued increase of UPOP e-commerce processing volume for UnionPay acquiring and processing services

Outlook for Fiscal Year 2015

Planet Payment reaffirms its revenue, net income and adjusted EBITDA guidance for the full year 2015 as follows:

•	Net revenue estimated to be in the range of $49.0 million to $51.0 million
•	Net income estimated to be in the range of $6.0 million to $7.0 million
•	Adjusted EBITDA estimated to be in the range of $11.0 million to $12.0 million (see Table 3 for reconciliation of prospective net income to Adjusted EBITDA)
•	Fully diluted earnings per share estimated to be in the range of $0.09 to $0.11 based on 56 million fully diluted common shares outstanding.

Stock Repurchase Program

On August 4, 2015, Planet Payments’ Board of Directors expanded its share repurchase authorization by an incremental $5.2 million, bringing its total current authorization to $6.0 million. Under the company's new authorization, Planet Payments may repurchase shares in the open market or as otherwise may be determined by the company, subject to market conditions, business opportunities and other factors. The company has no obligation to repurchase shares under this program. This authorization has no expiration date and may be suspended or terminated at any time.

Commenting on the results, Carl Williams, Chairman and CEO of Planet Payment, said:

“I believe that the results in this quarter demonstrate that the plan that we have formulated has set the right strategic direction for the Company. Our improving results and financial performance reflect a renewed focus on our core product offerings that both differentiate Planet Payment from other processors and deliver the highest margins.”

Conference Call

The Company will host a conference call to discuss second quarter 2015 financial results today at 5:00 pm New York time.  Carl Williams, Chairman and Chief Executive Officer, and Robert Cox, Chief Financial Officer and Chief Operating Officer, will host the call.  The call will be webcast live from the Company’s investor relations website at http://ir.planetpayment.com/.  The conference call can also be accessed live over the phone by dialing (877) 407-3982, or for international callers (201) 493-6780.  A replay will be available approximately two hours after the call concludes and can be accessed on our website or by dialing (877) 870-5176, or for international callers (858) 384-5517, and entering the conference ID 13598683.  The replay will be available until our next earnings call on our website or via telephone until Tuesday, August 11, 2015.

Additional analysis of the Company’s performance can be found in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 to be filed at www.sec.gov and posted on the Company’s investor relations website.

About Planet Payment

Planet Payment is a leading provider of international payment and transaction processing and multi-currency processing services. We provide our services in 23 countries and territories across the Asia Pacific region, the Americas, the Middle East, Africa and Europe, primarily through our more than 70 acquiring bank and processor customers. Our point-of-sale and e-commerce services help merchants sell more goods and services to consumers, and together with our ATM services, are integrated within the payment card transaction flow, enabling our acquiring customers, their merchants and consumers to shop, pay, transact and reconcile payment transactions in multiple currencies, geographies and channels.

Planet Payment is headquartered in New York and has offices in Atlanta, Beijing, Bermuda, Delaware, Dubai, Dublin, London, Hong Kong, Mexico City, Shanghai and Singapore. Visit www.planetpayment.com for more information about the Company and its services. For up-to-date information, follow Planet Payment on Twitter at @PlanetPayment or join Planet Payment’s Facebook page.

Notice Regarding Forward-Looking Statements.

Information contained in this announcement may include ‘forward-looking statements.’ All statements other than statements of historical facts included herein, including, without limitation, those regarding the financial position, business strategy, plans and objectives of management for future operations of both Planet Payment and its business partners, net revenue, net income, Adjusted EBITDA, diluted earnings per share, future service launches with customers and new initiatives and customer pipeline are forward-looking statements.  Such forward-looking statements are based on a number of assumptions regarding Planet Payment’s present and future business strategies, and the environment in which Planet Payment expects to operate in the future, which assumptions may or may not be fulfilled in practice. Implementation of some or all of the new services referred to is subject to regulatory or other third party approvals.  Actual results may vary materially from the results anticipated by these forward-looking statements as a result of a variety of risk factors, including the risk that implementation, adoption and offering of the service by processors, acquirers, merchants and others may take longer than anticipated, or may not occur at all; regulatory changes and changes in card association regulations and practices; changes in domestic and international economic conditions; and changes in volume of international travel and commerce and others. Additional risks may arise with respect to commencing operations in new countries and regions, of which Planet Payment is not fully aware at this time. See the Company’s Quarterly Report Form 10-Q, filed at www.sec.gov for other risk factors which investors should consider.  These forward-looking statements speak only as to the date of this announcement and cannot be relied upon as a guide to future performance. Planet Payment expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this announcement to reflect any changes in its expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

Enquiries:

Planet Payment, Inc. Robert Cox (CFO and COO)	Tel: + 1 516 670 3200 www.planetpayment.com

Non-GAAP Financial Information

The Company provides certain non-GAAP financial measures in this statement.  Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period results. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation.  These non-GAAP key business indicators, which include Adjusted EBITDA, should not be considered replacements for and should be read in conjunction with the GAAP financial measures.

We define Adjusted EBITDA as GAAP net income (loss) adjusted to exclude: (1) interest expense, (2) interest income, (3) provision (benefit) for income taxes, (4) depreciation and amortization, (5) stock-based compensation expense and (6) certain other items management believes affect the comparability of operating results. Please see “Adjusted EBITDA” below for more information and for a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP.

Table 1. Reconciliation of Net Income to Adjusted EBITDA

For the three and six months ended June  30, 2015 and 2014

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

ADJUSTED EBITDA:

Net income	$1,875,328	$1,509,414	$3,586,954	$730,124
Interest expense	13,830	15,816	28,443	31,986
Interest income	(365)	(288)	(791)	(463)
Provision for income taxes	105,319	199,705	215,732	193,695
Depreciation and amortization	714,605	730,984	1,439,778	1,477,297
Stock-based compensation expense	228,128	274,669	461,590	550,660
Restructuring charges	—	53,752	—	682,967
Adjusted EBITDA (non-GAAP)	$2,936,845	$2,784,052	$5,731,706	$3,666,266

Table 2.  Explanation of Key Metrics

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

KEY METRICS:
Consolidated gross billings(1)	$33,884,508	$31,637,314	$67,131,157	$63,469,886
Total settled dollar volume processed(2)	$2,406,133,032	$1,660,041,299	$4,433,031,467	$3,360,421,147
Total active merchant locations (at period end)(3)	103,049	77,176	103,049	77,176
Total settled transactions processed(4)	41,612,210	27,012,624	86,328,135	51,367,356
Multi-currency processing services key metrics:
Active merchant locations (at period end)(3)	35,398	34,145	35,398	34,145
Settled transactions processed(5)	3,587,580	3,293,739	7,075,396	6,465,430
Gross foreign currency mark-up(6)	$29,262,838	$27,878,255	$58,058,482	$55,974,145
Settled dollar volume processed(7)	$654,266,953	$660,128,540	$1,319,372,365	$1,340,698,984
Average net mark-up percentage on settled
dollar volume processed(8)	1.20%	1.14%	1.16%	1.12%
Payment processing services key metrics:
Active merchant locations (at period end)(3)	68,763	44,348	68,763	44,348
Payment processing services revenue(9)	$4,621,670	$3,759,059	$9,072,675	$7,495,741
Settled transactions processed(10)	38,024,630	23,718,885	79,252,739	44,901,926
Settled dollar volume processed(11)	$1,751,866,079	$999,912,759	$3,113,659,102	$2,019,722,163

(1)	Represents gross foreign currency mark-up (see footnote 6) plus payment processing services revenue (see footnote 9).
(2)

Represents total settled dollar volume processed through both our multi-currency and payment processing services. For the three and six months ended June 30, 2014, the total settled dollar volume processed was updated from the amount originally reported of $2,104,436,930 and $4,099,711,638, respectively.

(3) We consider a merchant location to be active as of a date if the merchant completed at least one revenue-generating transaction at the location during the 90-day period ending on such date. For the three and six months ended June 30, 2014, total active merchant locations was updated from the amount originally reported of 79,811.  In addition, for the three and six months ended June 30, 2014, multi-currency processing and payment processing services active merchant locations were updated from the amounts originally reported of 34,720 and 45,113, respectively. The total number of active merchant locations exceeds the total number of merchants, as merchants may have multiple locations. As of June 30, 2015 and 2014, there were 1,112 and 1,317 active merchant locations, respectively, included in both multi-currency and payment processing active merchant locations but are not included in total active merchant locations, in order to eliminate counting these locations twice. For the three and six months ended June 30, 2014, active merchant locations included in both multi-currency and payment processing was updated from the amount originally reported of 22.

(4) Represents total settled transactions (excluding other transaction types such as authorizations and rate look-ups). For the three and six months ended June 30, 2014, the total settled transactions processed was updated from the amounts originally reported of 26,339,466 and 50,330,376, respectively.  Furthermore, for the three months ended March 31, 2015, total settled transactions processed was updated from the amount originally reported of 45,350,822.

(5) Represents settled transactions processed using our multi-currency processing services (excluding other transaction types such as authorizations and rate look-ups).

(6) Represents the gross foreign currency mark-up amount on settled dollar volume processed using our multi-currency processing services. Gross foreign currency mark-up represents multi-currency processing services net revenue plus amounts paid to acquiring banks and their merchants associated with such multi-currency processing transactions. Management believes this metric is relevant because it provides the reader an indication of the gross mark-up derived from multi-currency transactions processed through our platform during a given period.

(7)

Represents the total settled dollar volume processed using our multi-currency processing services. For the three months ended March 31, 2015 total settled dollar volume processed was updated from the amount originally reported of $660,276,149.

(8)

Represents the average net foreign currency mark-up percentage earned on settled dollar volume processed using our multi-currency processing services. The average net mark-up percentage on settled dollar volume processed is calculated by taking total multi-currency processing services net revenue ($7.9 million and $7.5 million for the three months ended June 30, 2015 and 2014, respectively, and $15.3 million and $15.0 million for the six months ended June 30, 2015 and 2014, respectively) and dividing by settled dollar volume processed. For purposes of calculating “Average net mark-up percentage on settled dollar volume processed”, multi-currency processing services revenue includes revenue related to multi-currency transactions only.

(9)	Represents revenue earned and reported on payment processing services.
(10)

Represents settled transactions processed using our payment processing services (excluding other transaction types such as authorizations and rate look-ups). For the three and six months ended June 30, 2014, the total settled transactions processed using our payment processing services was updated from the amount originally reported of 23,045,727 and 43,864,946, respectively. Furthermore, for the three months ended March 31, 2015, settled transactions processed using our payment processing services was updated from the originally reported amount of 41,863,006.

(11)

Represents the total settled dollar volume processed using our payment processing services. For the three and six months ended June 30, 2014, the total settled dollar volume processed using our payment processing services was updated from the originally reported amounts of $1,444,308,390 and $2,759,654, respectively. Furthermore, for the three months ended March 31, 2015, total settled dollar volume processed using our payment processing services was updated from the originally reported amount of $1,414,414,701.

Table 3. Reconciliation of Prospective Net Income to Adjusted EBITDA

For the year ending December 31, 2015

	Range
ADJUSTED EBITDA:	Millions

Net income	$6.0	$7.0
Interest expense	—	—
Interest income	—	—
Provision for income taxes	0.6	0.6
Depreciation and amortization	3.2	3.2
Stock-based compensation expense	1.2	1.2
Adjusted EBITDA (non-GAAP)	$11.0	$12.0

Planet Payment, Inc. unaudited consolidated balance sheets

	As of June 30,	As of December 31,
	2015	2014

Current assets:	(unaudited)
Cash and cash equivalents	$13,531,160	$9,837,791
Restricted cash	4,280,412	4,167,560
Accounts receivable, net of allowances of $0.1 million as of June 30, 2015 and December 31, 2014, respectively	5,847,020	6,948,595
Prepaid expenses and other assets	1,666,586	1,136,821
Total current assets	25,325,178	22,090,767
Other assets:
Restricted cash	552,187	432,094
Property and equipment, net	2,061,489	2,139,747
Software development costs, net	4,409,050	4,612,457
Intangible assets, net	1,659,934	2,046,700
Goodwill	291,823	319,671
Security deposits and other assets	4,231,071	2,289,858
Total other assets	13,205,554	11,840,527
Total assets	$38,530,732	$33,931,294
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$378,145	$512,057
Accrued expenses	4,712,290	2,918,645
Due to merchants	4,460,634	4,352,199
Current portion of capital leases	364,800	458,812
Total current liabilities	9,915,869	8,241,713
Long-term liabilities:
Long-term portion of capital leases and deferred revenue	2,270,985	1,560,310
Total long-term liabilities	2,270,985	1,560,310
Total liabilities	12,186,854	9,802,023
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock—10,000,000 shares authorized as of June 30, 2015 and December 31, 2014, $0.01 par value: Series A—2,243,750 issued and outstanding as of June 30, 2015 and December 31, 2014; $8,975,000 aggregate liquidation preference	22,438	22,438
Common stock—250,000,000 shares authorized as of June 30, 2015 and December 31, 2014, $0.01 par value, and 55,174,561 issued and 53,779,920 shares issued and outstanding as of June 30, 2015, and 55,680,999 issued and 55,177,899 shares issued and outstanding as of December 31, 2014	551,746	556,810
Treasury stock, at cost, 1,394,641 shares as of June 3, 2015 and 503,100 shares as of December 31, 2014, respectively	(2,469,814)	(822,603)
Additional paid-in capital	103,754,000	103,277,253
Accumulated other comprehensive loss	(370,593)	(173,774)
Accumulated deficit	(75,143,899)	(78,730,853)
Total stockholders’ equity	26,343,878	24,129,271
Total liabilities and stockholders’ equity	$38,530,732	$33,931,294

Planet Payment, Inc. unaudited consolidated statements of operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30
	2015	2014	2015	2014
Revenue:
Net revenue	$12,683,359	$11,884,605	$24,816,129	$23,059,722
Operating expenses:
Cost of revenue:
Payment processing service fees	2,590,885	2,374,857	5,179,089	4,893,678
Processing and service costs	3,385,658	3,245,321	6,623,598	6,959,914
Total cost of revenue	5,976,543	5,620,178	11,802,687	11,853,592
Selling, general and administrative expenses	4,712,704	4,502,977	9,183,104	9,584,770
Restructuring charges	—	53,752	—	682,967
Total operating expenses	10,689,247	10,176,907	20,985,791	22,121,329
Income from operations	1,994,112	1,707,698	3,830,338	938,393
Other (expense) income:
Interest expense	(13,830)	(15,816)	(28,443)	(31,986)
Interest income	365	288	791	463
Other income	—	16,949	—	16,949
Total other (expense) income, net	(13,465)	1,421	(27,652)	(14,574)
Income from operations before provision for income taxes	1,980,647	1,709,119	3,802,686	923,819
Provision for income taxes	(105,319)	(199,705)	(215,732)	(193,695)
Net income	$1,875,328	$1,509,414	$3,586,954	$730,124
Basic net income per share applicable to common stockholders	$0.03	$0.02	$0.06	$0.01
Diluted net income per share applicable to common stockholders	$0.03	$0.02	$0.06	$0.01
Weighted average common stock outstanding (basic)	53,082,296	53,802,936	53,439,467	53,621,071
Weighted average common stock outstanding (diluted)	53,830,534	54,767,440	54,090,469	55,288,195

Planet Payment, Inc. unaudited consolidated statements of cash flows (unaudited)

	Six Months Ended June 30
	2015	2014
Cash flows from operating activities:
Net income	$3,586,954	$730,124
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	461,590	585,793
Depreciation and amortization expense	1,439,778	1,477,297
(Recovery) provision for doubtful accounts	(193)	3,248
Gain on insurance settlement	(517,930)	—
Changes in operating assets and liabilities:
(Increase) decrease in settlement assets	(244,451)	1,291,208
Decrease in accounts receivables, prepaid expenses and other current assets	1,529,933	3,881
Increase in security deposits and other assets	(181,213)	(203,770)
Increase (decrease) in accounts payable and accrued expenses	239,331	(1,289,370)
Increase (decrease) in due to merchants	240,034	(1,345,015)
Other	(53,259)	6,611
Net cash provided by operating activities	6,500,574	1,260,007
Cash flows from investing activities:
Decrease (increase) in restricted cash	11,506	(2,233,940)
Decrease (increase) in merchant reserves	(131,599)	2,113,823
Purchase of property and equipment	(168,282)	(87,681)
Capitalized software development	(593,946)	(718,593)
Purchase of intangible assets	(13,454)	(81,453)
Net cash used in investing activities	(895,775)	(1,007,844)
Cash flows from financing activities:
Proceeds from issuance of common stock	22,949	782,598
Purchases of treasury stock	(1,647,211)	—
Principal payments on capital lease obligations	(287,168)	(270,652)
Net cash (used in) provided by financing activities	(1,911,430)	511,946
Effect of exchange rate changes on cash and cash equivalents	—	—
Net increase in cash and cash equivalents	3,693,369	764,109
Beginning of period	9,837,791	6,572,468
End of period	$13,531,160	$7,336,577
Supplemental disclosure:
Cash paid for:
Interest	$30,785	$32,552
Income taxes	395,294	396,692
Non cash investing and financing activities:
Assets acquired under capital leases	79,291	287,275
Accrued capitalized hardware, software and fixed assets	12,071	88,992
Capitalized stock-based compensation	20,015	21,560

Planet Payment, Inc.

Notes to unaudited consolidated financial statements

1. Business description and basis of presentation

Business description

Planet Payment, Inc. together with its wholly owned subsidiaries (“Planet Payment,” the “Company,” “we,” or “our”) is a provider of international payment and transaction processing and multi-currency processing services. The Company provides its services to approximately 103,000 active merchant locations in 23 countries and territories across the Asia Pacific region, the Americas, the Middle East, Africa and Europe, primarily through its acquiring bank and processor customers, as well as through its own direct sales force. The Company provides banks and their merchants with innovative services to accept, process and reconcile electronic payments. The Company’s point-of-sale and e-commerce services are integrated within the payment card transaction process, enabling its acquiring customers to process and reconcile payment transactions in multiple currencies, geographies and channels. The Company’s ATM services provide its domestic and international acquirers with additional processing capabilities to help them increase revenue and improve customer satisfaction. The Company also offers non-financial transaction processing services that allow merchants to offer a range of commercial services including pre-paid mobile phone top-up and bill payments using the same point-of-sale devices deployed to accept payment cards. The Company is a registered third party processor with the major card associations and operates in accordance with industry standards, including the Payment Card Industry, or PCI, Security Council’s Data Security Standards.

Company structure

Planet Payment was incorporated in the State of Delaware on October 12, 1999 as Planet Group Inc. and changed its name to Planet Payment, Inc. on June 18, 2007.

From March 2006 to August 2014, shares of the Company’s common stock traded on the AIM market of the London Stock Exchange plc, or AIM, under the symbol “PPT”. From March 2006 to June 2013, shares of our common stock also traded on AIM under the symbol “PPTR.” From November 2008 until December 2012, shares of our common stock traded on the OTCQX market under the symbol “PLPM.” On December 17, 2012, shares of our common stock began trading on The NASDAQ Stock Market under the symbol “PLPM.”

Basis of presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

The accompanying consolidated financial statements include the accounts of Planet Payment, Inc. and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated.